Exhibit 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our reports dated February 27, 2026, with respect to the consolidated financial statements of Webster Financial Coporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
March 10, 2026